EXHIBIT 10.48

AGREEMENT AND RELEASE OF ALL CLAIMS

THIS Agreement and Release of All claims (the “Agreement”) is made and entered into this 1st day of October, 2003 by and between GARDENBURGER, INC., an Oregon corporation (“Gardenburger”), formerly known as Wholesome and Hearty Foods, Inc., and Lorraine Crawford (“Employee”) in order to provide for an orderly transition of the Employee’s responsibilities in connection with her termination of employment with Gardenburger and completely resolve any and all issues that employee might have in connection with her employment with Gardenburger or the termination thereof.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

1. Termination.

1.1 Termination.  Employee is currently employed at Gardenburger.  Employee’s position is being eliminated and, as a result of the elimination of her position, Employee understands her employment will terminate on December 31, 2003 (the “Termination Date”).

2. Pay.

2.1 Wages.  From the date of this Agreement through the Termination Date, Gardenburger will continue to pay Employee, on Gardenburger’s normal bi-weekly pay dates, all wages and other benefits associated with her employment.

2.2 Severance and Additional Severance Pay.  Gardenburger agrees to pay severance outlined in the Memo received from Lyle Hubbard dated May 4, 2000 (the “Memo”)(Attachment A), plus one month’s additional severance pay for each full month worked from the date of this Agreement to the Termination Date, provided that under no circumstances shall Employee be entitled to more than twelve (12) month’s total severance pay calculated by adding severance due under the Memo plus Additional Severance as here outlined. This Severance and Additional Severance pay shall be paid on a pro-rated basis ($5500.00 per pay period) on Gardenburger’s normal bi-weekly pay dates (beginning 2 weeks after termination) until the full amount is paid. No additional severance pay payment will be made to Employee until Employee executes and delivers this Agreement to Gardenburger, the revocation period described in Section 9 of this Agreement has expired, and Employee executes and delivers to Gardenburger a Release of all Claims upon her separation from employment. As outlined in the Memo, the last three (3) months of severance will only be paid if employee has not obtained full time, permanent employment elsewhere.  Therefore, Employee will be required to notify the Gardenburger Human Resources department on a monthly basis of her employment status following the completion of nine (9) months severance. Employee agrees that these Additional Severance payments represent amounts to which she is not otherwise entitled but for this Agreement.

2.3 Withholdings.  All compensation paid to Employee under this Section 2 shall be subject to the customary withholding of federal and state income tax and other deductions required by law, or otherwise authorized, with respect to compensation paid by a corporation to an employee.

3. Other Agreements.  Employee and Gardenburger are parties to other agreements including the Memo, which remain in full force and effect except as expressly modified herein.

4. Benefits. In addition to any benefits included in the Letter, Gardenburger agrees to provide Company-paid COBRA medical benefits for the period that Severance and/or Additional Severance is paid.

5. Outplacement Assistance.  Upon Employee’s request, Employee will be afforded outplacement assistance through a career transition services provider of Gardenburger’s selection at a cost not to exceed $5,500.  Employee must begin using this service within 90 days after the Termination Date in order to be eligible for this benefit.

6. Release of Claims

6.1 In return for the benefits conferred by this Agreement, which Employee acknowledges that Gardenburger had no legal obligation to provide, Employee, hereby releases and forever discharges Gardenburger, its predecessors, successors and assigns, and its past, present, and future insurers, representatives, officers, trustees, shareholders, directors, agents, attorneys, and employees, and their respective successors, assigns, executors, and administrators (collectively, the “Releasees”), of and from any and all claims, charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature, and demands of any kind (including without limitation those based in tort, contract, or statue, including without limitation, applicable state civil rights laws, Title VII of the Civil Rights Act of 1964, the Post-Civil War Rights Act, the Age Discrimination in Employment Act, 29, USC 621 et seq, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, and any regulations under such laws) up to and including the date set forth below, whether known or unknown, foreseen or unforeseen, asserted or unasserted.

6.2 Without limitation on the foregoing, Employee hereby accepts the payments set forth herein in full settlement and satisfaction of all claims, charges, complaints, actions, causes of action, and demands against Gardenburger or any of the Releasees of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past, present, or future on account of or in any way related to or arising from the employment relationship existing between them or the termination of that relationship.  Employee agrees that she is lawfully entitled to no payments, wages, compensation, or benefits from Gardenburger except as set forth in this Agreement and the Memo, and except for any amounts to which she is entitled under the terms of Gardenburger’s 401(k) plan and under the stock option agreements entered into between Gardenburger and Employee.

6.3 Employee represents that she has no claims against or relating to Gardenburger pending or filed with any local, state, or federal agency as of the date this Agreement is signed; and that if any such claims are pending or filed, they will be immediately withdrawn or dismissed.  Employee agrees that she will not assert any court action, lawsuit, or any to her claims against Gardenburger or any other Releases arising out of or in connection with any of the foregoing released claims, including without limitation any action, lawsuit, or claim arising out of or in connection with the employment relationship existing between Gardenburger and Employee or the termination of that relationship other than one based upon an alleged violation of this Agreement.

6.4 Gardenburger hereby releases and forever discharges Employee and her heirs, successors, beneficiaries, agents, and attorneys, and their respective successors, assigns, executors, and administrators, of and from any and all charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature, and demands of any kind (including without limitation those based in tort, contract, or statute) arising from or based on claims of which any current member of Gardenburger’s Board of Directors has actual knowledge as of the date of this Agreement.

6.5 Indemnification. The Company hereby agrees to hold harmless and indemnify Employee and the estate or personal representative of Employee from and against all liability and expenses actually and necessarily incurred by Employee in any threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, involving Employee by reason of the fact that he or she is or was an officer or agent of the Company in the broadest and maximum extent permitted by Oregon law.

7.  No Admission of Liability.  Nothing in this Agreement shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions, or lawsuits released hereby.

8. Employee Given 21 days to Consider Agreement.  Gardenburger hereby advises Employee in writing to consult with an attorney before signing this Agreement and that she has a period of at least 21 days to consider whether to execute this Agreement.  For purposes of this 21-day waiting period, Employee acknowledges that a form of this Agreement was delivered to her on September 24, 2003. Employee understands that she may accept this agreement at any time during the 21-day waiting period by signing and delivering it to Gardenburger.

9. Revocation.  After signing the Agreement and delivering it to Peggy Noteboom, Employee may revoke this Agreement by written notice, delivered to Mrs. Noteboom, within seven days following her date of signature as set forth on page 5 of this Agreement.  This Agreement becomes effective and enforceable after the seven-day period has expired, without revocation.

10. Confidentiality.  Employee agrees that she will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized any of the terms of this Agreement, subject only to the following exceptions only.  Employee may disclose the terms of this Agreement (i) to the extent necessary to represent Gardenburger’s interests in claims or litigation where Gardenburger authorizes disclosure; (ii) to tax advisers and taxing authorities to the extent necessary to report income to appropriate taxing authorities, provided any non-government person to whom the information is disclosed shall also be bound by this confidentiality provision; (iii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated to Gardenburger telephonically and in writing, so that Gardenburger shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to Employee’s response to such order or subpoena; (iv) to the extent necessary to enforce this Agreement according to its terms; (v) to the extent necessary to comply with legal obligations; and (vi) to her spouse, if any, (vii) to any attorney of record; and/or (viii) to a confidential, personal Human Resource consultant for purposes of reviewing the draft Agreement.

11.  Non-Disparagement.  Employee agrees to not make any derogatory remarks of any nature whatsoever at any time about Gardenburger, its past or present employees or its products either, publicly or privately, unless required by law, during or after her employment with Gardenburger.  Gardenburger agrees to not make any derogatory remarks of any nature whatsoever at any time about Employee either publicly or privately, unless required by law during or after Employee’s employment with Gardenburger.

12.  Employee Proprietary Rights and Confidentiality Agreement; Employee Non-Competition Agreement.  Employee acknowledges and reaffirms her obligations under the Employee Proprietary Rights and Confidentiality Agreement and the Employee Non-Competition Agreement executed by her in conjunction with her employment at Gardenburger.  The terms of such Employee Proprietary Rights and Confidentiality Agreement and Non-Competition Agreement are hereby incorporated herein and made a part of this Agreement.  Employee agrees to strictly comply with the terms of such Agreements.

13.  Return of Property.  Employee agrees to and hereby represents that she has returned to Gardenburger all of Gardenburger’s property in her possession or under her control except to the extent that property is required for the ongoing performance of her job duties, and agrees that upon termination she will immediately return all Gardenburger property with the exception of one laptop computer which she will be entitled to keep as her personal property.

14.  Non-disclosure to Public or Media.  Employee agrees that for the duration of her employment and the twelve (12) months following the Termination Date she will not discuss Gardenburger, its business plans or operations, or its personnel with any members of the Public or representatives of the print or broadcast or electronic media.

15.  Right to Rescind.  If employee should violate any of provisions of this Agreement governing confidentiality, disparagement, return of property, or non-disclosure to media, Employee acknowledges that Gardenburger shall not have received the benefit of the bargain and that it may at its sole option elect to rescind and declare this Agreement void.  Should Gardenburger make such an election and declare this Agreement void, Employee shall not be entitled to any further severance payments under this Agreement and shall immediately upon demand repay to Gardenburger the sum of all monies paid to her and the value of benefits paid on her behalf under to this agreement.

16.  Waiver.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

17.  Amendment.  No supplement, modification or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

18.  Severability.  In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

19.  Arbitration.  Any dispute between the parties, including, without limitations, any dispute concerning or arising under this Agreement, shall be settled by binding arbitration using the Arbitration Service of Portland, Inc., and the rules and procedures thereof.  The arbitration shall be conducted in Portland, Oregon, before a single arbitrator.  A party substantially prevailing in the arbitration shall also be entitled to recover such amount for its costs and reasonable attorneys fees incurred in connection with the arbitration as shall be determined by the arbitrator.  Judgement upon the arbitration award may be entered in any court having jurisdiction.  Nothing herein, however, shall prevent either party from resorting to a court of competent jurisdiction in those instances where injunctive relief may be appropriate.  In the event of such litigation in the courts, the prevailing party shall be entitled to recover its reasonable attorney fees and other costs incurred in connection with that action or proceeding, including such costs and attorney fees incurred in connection with any appeal or petition for review.

20.  Knowing and Voluntary Agreement; No Pressure or Coercion.  Employee acknowledges and agrees that the only consideration for this Agreement is the consideration expressly described herein, that she has carefully read the entire Agreement, that she has had the opportunity to review this Agreement and to have it reviewed and explained to her by an attorney and financial counsel of her choosing, that she fully understands it’s final and binding effect, and that she is signing this Agreement voluntarily, with the full intent of releasing Gardenburger from all claims, without any undue pressure or coercion from Gardenburger.

GARDENBURGER, INC.

Signed:	/s/LORRAINE CRAWFORD	By:	/s/SCOTT C. WALLACE

Title: Chairman, President and CEO

Date: October 2, 2003		Date: October 2, 2003